Exhibit 99

CONTACTS: Dr. John A. O’Malley, Chairman, President
   and Chief Executive Officer
   818-709-1244 or
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

INTERNATIONAL REMOTE IMAGING SYSTEMS REFINANCES CREDIT FACILITY
California Bank & Trust Providing $8.0 Million Credit Facility

CHATSWORTH, Calif.—February 19, 2002— International Remote Imaging Systems, Inc. (AMEX: IRI) announced today the refinancing of its entire credit facility with California Bank & Trust, one of the state’s largest banks and a traditional commercial lender.

The lending agreement includes a $6.5 million revolving line of credit, a $500,000 term loan and a new $1.0 million non-revolving term facility to fund the Company’s expansion program. The term facilities will be repayable over five years. The interest rate for all of the credit facilities will be at the bank’s prime rate or London InterBank Offered Rate (LIBOR) plus two per cent, which is substantially lower than the Company received in its previous credit facility.

“The terms of the new lending agreement are particularly attractive in that they should provide significant cost savings to the Company,” stated Dr. John A. O’Malley, Chairman, President and Chief Executive Officer. “In addition, California Bank & Trust has put together a comprehensive lending package that best meets the Company’s financial needs.”

“We believe the new credit facility will provide International Remote Imaging Systems with the necessary capital to fund future growth,” stated Chief Financial Officer John Caloz.” We feel that California Bank & Trust understands our business and will be a valuable partner to the Company.”

Mr. Caloz said the Company plans to continue to focus on reducing its debt and paying down its subordinated debt, which currently stands at just over $2.9 million.

“California Bank & Trust is proud to be providing International Remote Imaging Systems all of its commercial banking needs,” stated William H. Gunnell, the bank’s Executive Vice President. “We look forward to a strong business relationship and working with the management team at the Company.”

International Remote Imaging Systems, Inc., (www.proiris.com) has an established reputation as a leader in automated urinalysis technology and image flow cytometry. The Company’s Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology and Auto Analyte Recognition software (AAR) a significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved.

The StatSpin® subsidiary, based in Norwood, Mass., is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world’s fastest blood separator (30 seconds). StatSpin’s worldwide markets include medical institutions, commercial laboratories, clinics, doctors’ offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis.

Advanced Digital Imaging Research, LLC, is a research and development subsidiary based in the Houston, Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, competition and capital requirements. IRIS refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

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